Exhibit 5.1
June 20, 2007
Quanta Services, Inc.
1360 Post Oak Blvd., Suite 2100
Houston, Texas 77056

Re:	Quanta Services, Inc. 2007 Stock Incentive Plan Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Quanta Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration under the Securities Act of the offering and sale of an aggregate of 4,000,000 shares of the Company’s Common Stock, $0.00001 par value (the “Shares”), to be issued pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”).
With respect to the foregoing, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, orders, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including the Company’s Registration Statement filed in connection with the registration of the Shares. In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity and completeness of all documents submitted to us as originals; (iii) the conformity with originals of all documents submitted to us as copies; and (iv) the legal capacity of all individuals executing documents. As to all questions of fact material to the opinion expressed below, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.
Based upon the foregoing, we are of the opinion that the Shares that from time to time may be issued under the Plan, in accordance with appropriate proceedings of the board of directors of the Company or a committee thereof pursuant to the terms of the Plan, when so issued and sold at prices in excess of the par value of the Shares in accordance with the provisions of the Plan and related agreements entered into by the Company, will be duly and validly authorized and issued by the Company and fully paid and nonassessable.
The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that law) as in effect on the date hereof, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the

Quanta Services, Inc.
June 20, 2007

opinions expressed herein. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention, or any future changes in law.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

GARDERE WYNNE SEWELL LLP

By:	/s/ Eric A. Blumrosen

Eric A. Blumrosen, Partner